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                                                                    EXHIBIT 23.1

                       Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-24457) of Transocean Offshore Inc. for the registration of $450 million in debt securities, preferred stock, common stock and warrants and to the incorporation by reference therein of our report dated February 6, 1998, except for Note 18 as to which the date is March 18, 1998, with respect to the consolidated financial statements of Transocean Offshore Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                                /s/ Ernst & Young LLP


Houston, Texas
June 25, 1998